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                       August 14, 2023

       Matthew Krueger
       Chief Financial Officer
       Asset Entities Inc.
       100 Crescent Ct, 7th Floor
       Dallas, TX 75201

                                                        Re: Asset Entities Inc.
                                                            Draft Registration
Statement on Form S-1
                                                            Submitted August 4,
2023
                                                            CIK: 0001920406

       Dear Matthew Krueger:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Matthew Derby, Legal
       Branch Chief, at (202) 551-3334 with any questions.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Louis A. Bevilacqua